
                                                  Exhibit 12.1



             United Air Lines, Inc. and Subsidiary Companies

            Computation of Ratio of Earnings to Fixed Charges



                                      Year Ended December 31
                                1998    1997    1996    1995    1994
                                ----    ----    ----    ----    ----
Earnings:                                  (In Millions)
 Earnings before income taxes
  and extraordinary item      $1,220  $1,488  $  970  $  608  $  153
 Undistributed earnings of
  affiliate                      (62)    (16)    (49)    (38)    (19)
 Fixed charges, from below     1,002   1,009   1,113   1,200   1,046
 Interest capitalized           (105)   (104)    (77)    (42)    (41)
                               -----   -----   -----   -----   -----
     Earnings                 $2,055  $2,377  $1,957  $1,728  $1,139
                               =====   =====   =====   =====   =====

Fixed charges:

  Interest expense            $  362  $  290  $  290  $  359  $  362
  Portion of rental expense
   representative of the
   interest factor               640     719     823     841     684
                               -----   -----   -----   -----   -----
     Fixed charges            $1,002  $1,009  $1,113  $1,200  $1,046
                               =====   =====   =====   =====   =====

Ratio of earnings to
 fixed charges                  2.05    2.36    1.76    1.44    1.09
                               =====   =====   =====   =====   =====
